As filed with the Securities and Exchange Commission on December 31, 1998
                                                Registration No. 333-_____

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                       --------------------
                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                       --------------------
                      The Macerich Company
     (Exact name of registrant as specified in its charter)
                       --------------------
      Maryland                                 95-4448705
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)            Identification No.)

                401 Wilshire Boulevard, Suite 700
                 Santa Monica, California 90401
                         (310) 394-6000
            (Address of principal executive offices)
                       --------------------
  The Macerich Property Management Company Profit Sharing Plan
                    (Full title of the plan)
                       --------------------
                        Richard A. Bayer
                  General Counsel and Secretary
                      The Macerich Company
                401 Wilshire Boulevard, Suite 700
                 Santa Monica, California 90401
             (Name and address of agent for service)
  Telephone number, including area code, of agent for service:
                         (310) 394-6000
                       ---------------------

                CALCULATION  OF REGISTRATION  FEE
============================================================================
                                     Proposed     Proposed
                                     Maximum      maximum
Title of            Amount           offering     aggregate     Amount of
Securities          to be            price        offering      registration
to be registered    registered       per unit     price         fee
----------------------------------------------------------------------------
Common Stock,       $150,000<1><2>   $25.5625<3>  $3,834,375<3> $1,066<3>
par value $0.01
per share

Interests in the Plan     --               --             --       --
============================================================================

<1>  This Registration Statement covers, in addition to the
     number of shares of Common Stock stated above, other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, an indeterminate number of shares of Common Stock, rights, and interests in The Macerich Property Management Company Profit Sharing Plan (the "Plan") which by reason of certain events specified in the Plan may be offered or sold pursuant to the Plan.

<2>  Each share is accompanied by a Preferred Share Purchase
     Right pursuant to the registrant's Agreement, dated November
     10, 1998, with First Chicago Trust Company of New York (as rights agent).

<3>  Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on December 24, 1998, as reported on the New York Stock Exchange and published in the Western Edition of The Wall Street Journal.

     The Exhibit Index for this Registration Statement is at page
     S-4.

                             PART I

                   INFORMATION REQUIRED IN THE
                    SECTION 10(a) PROSPECTUS


          The documents containing the information specified in
Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                             PART II

                 INFORMATION REQUIRED IN THE
                   REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

          The following documents of The Macerich Company (the
"Company") filed with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (b) The Company's Quarterly Reports on Forms 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998, and September 30, 1998;

     (c) The Company's Current Reports on Forms 8-K for event dates February 25, 1998; February 27, 1998 (as amended by a Form 8-K/A filed April 23, 1998); June 17, 1998; July 1, 1998 (as amended by Forms 8-K/A filed August 21, 1998 and September 11, 1998); July 24, 1998 (as
          amended by a Form 8-K/A filed November 10, 1998); November 10, 1998 (as amended by a Form 8-K/A filed December 8, 1998); and December 15, 1998;

     (d) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, dated March 9,1994, and any amendment or report filed for the purpose of updating such description; and

     (e) The description of the Company's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A, dated November 13, 1998, and any amendment or report filed for the purpose of updating such description;

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

          The Company's Common Stock and Preferred Share
Purchase Rights are registered pursuant to Section 12 of the Exchange Act. Therefore, the description of securities is omitted.


Item 5.  Interests of Named Experts and Counsel


Item 6.  Indemnification of Directors and Officers

          The Maryland General Corporations Law ("MGCL") permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) active and deliberate dishonesty established by a final judgment as being material to that cause of action or (ii) actual receipt of an improper benefit or profit in money, property or services. The Company's charter
(the "Charter") has incorporated such a provision which limits such liability to the fullest extent permitted by the MGCL.

          The Charter requires the Company to indemnify its present and former officers and directors, whether serving the Company or at its request another entity, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Charter provides that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. The Company's bylaws (the "Bylaws") specify the procedures for indemnification and advance of expenses.

          The Partnership Agreement of the Company's operating partnership, The Macerich Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), also provides for indemnification of the Company and its officers and directors similar to that provided to officers and directors of the Company in the Charter, and includes limitations on the liability of the Company and its officers and directors to the Operating Partnership and its partners similar to those contain in the Charter.

          The Company and the Operating Partnership have entered into indemnification agreements with certain of the Company's executive officers and directors. The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify the Company's officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related reasonable expenses, subject to certain defenses. The Company and the Operating Partnership must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors' and officers' liability insurance. Although this form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and the Bylaws of the Company and the Partnership Agreement of the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors, by the stockholders or by the partners of the Operating Partnership to eliminate the rights it provides.

Item 7.  Exemption from Registration Claimed

          Not applicable.


Item 8.  Exhibits

          See the attached Exhibit Index on page S-4.


Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i)  To include any prospectus required
               by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any
               facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                         (iii)     To include any material
               information with respect to the plan of
               distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on December 30, 1998.


                              By:  /s/ Arthur M. Coppola
                                   ---------------------------
                                   Arthur M. Coppola

                              Its: President and Chief Executive
                                   Officer



POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Arthur M. Coppola, Thomas E. O'Hern, and Richard E. Bayer, or any one of them individually, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, or any one of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                Title                               Date

/s/ Mace Siegel          Chairman of the Board               December 30, 1998
---------------          of Directors
Mace Siegel

/s/ Dana K. Anderson     Vice Chairman of the Board          December 30, 1998
--------------------     of Directors
Dana K. Anderson

/s/ Arthur M. Coppola    Director, President and Chief       December 30, 1998
---------------------    Executive Officer (Principal
Arthur M. Coppola        Executive Officer)

/s/ Edward C. Coppola    Director, Executive Vice President  December 30, 1998
---------------------
Edward C. Coppola

/s/ James S. Cownie      Director                            December 30, 1998
-------------------
James S. Cownie


/s/ Theodore S. Hochstim  Director                           December 30, 1998
------------------------
Theodore S. Hochstim

/s/ Fred S. Hubbell       Director                           December 30, 1998
-------------------
Fred S. Hubbell


/s/ Stanley A. Moore      Director                           December 22, 1998
--------------------
Stanley A. Moore


/s/ William P. Sexton     Director                          December 28, 1998
---------------------
William P. Sexton

/s/ Thomas E. O'Hern      Senior Vice President, Chief      December 30, 1998
--------------------      Financial Officer and Treasurer
Thomas E. O'Hern          (Principal Financial Officer

     The Plan. Pursuant to the requirements of the Securities Act, the Plan has caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on December 30, 1998.


                              The Macerich Property Management
                              Trust Company Profit Sharing Plan




                              By: /s/ Richard A. Bayer
                                  ----------------------------
                                  Richard A. Bayer
                                  Trustee


                              By: /s/ Arthur M. Coppola
                                  ----------------------------
                                  Arthur M. Coppola
                                  Trustee


                              By: /s/ Thomas E. O'Hern
                                  ----------------------------
                                  Thomas E. O'Hern
                                  Trustee

                      EXHIBIT INDEX


Exhibit
Number         Description
--------       -----------

4.1       The Macerich Property Management Company Profit
          Sharing Plan (Amended and Restated Effective as of
          February 1, 1999).

4.2       The Macerich Property Management Company Profit
          Sharing Plan Trust Agreement.

5.1       Opinion of O'Melveny & Myers LLP (ERISA opinion).

5.2       Opinion of Ballard Spahr Andrews & Ingersoll, LLP
          (opinion re legality).

23.1 Consent of PricewaterhouseCoopers LLP (consent of independent accountants).

23.2 Consent of KPMG Peat Marwick LLP (consent of independent accountants).

23.3 Consent of Deloitte & Touche LLP (consent of independent accountants).

23.4      Consent of Ballard Spahr Andrews & Ingersoll, LLP
          (included in Exhibit 5.2).

23.5      Consent of O'Melveny & Myers LLP (included in Exhibit
          5.1).

24.       Power of Attorney (included in this Registration
          Statement under "Signatures").